Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Concentric Energy Corporation
We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated July 23, 2009, relating to the consolidated financial statements of Concentric Energy Corp., which is contained in that Prospectus.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ Semple, Marchal & Cooper, LLP
Phoenix, Arizona
August 10, 2009